Exhibit 99.1

News Release

Contact:

Peter Vietti

Sr. Communications Specialist, Investor and Media Relations

410-689-7692

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WABASH MINE CLOSED

Linthicum Heights, Maryland, April 4, 2007 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that its affiliate, Wabash Mine Holding Company (Wabash), will close the Wabash Mine, located in southern Illinois. Collective bargaining between Wabash and the United Mine Workers of America (UMWA) has not resulted in a mutually acceptable new labor contract for the mine’s approximately 230 UMWA-represented hourly workers. The UMWA has insisted that Wabash must sign the 2007 National Bituminous Coal Wage Agreement, and Wabash does not believe it can justify continued operations absent a different wage agreement and a large recapitalization effort. The UMWA initiated a strike at Wabash at 12:01 this morning.

The mine closure will entail removing the majority of the underground mining machinery and other pieces of equipment from the mine. After the equipment is removed, the open slopes and shafts will be sealed. Water pumping and ventilation will be discontinued, and all active and inactive areas of the underground works will be abandoned.

Regarding the Wabash closure, Wabash president Jeffrey Kukura, said, “The decision to close a mine, particularly one as long-lived as Wabash, is never easy. We recognize that this news is difficult for our employees and the community, but we will work towards a plan that we believe will be a positive step in easing the transition for Wabash employees.” Kukura indicated that the services of the salaried employees will be needed for several months to effect the closure. Thereafter they will receive cash payments under the applicable severance plan, six months of medical coverage paid for by Wabash, an opportunity under COBRA to extend medical benefits an additional 12 months, and outplacement services as they search for new positions. He added, “Wabash remains willing to negotiate with the UMWA on the effects of the mine’s closure on the hourly workforce.”

The Wabash Mine, which is more than 30 years old, reported a loss in excess of $26 million in calendar year 2006 and continued to operate at a loss in 2007. Extensive aged infrastructure, geologic challenges, and soft market conditions had plagued the mine in recent years, and returning the mine to profitability would have required significant cost reductions and major capital investment. Kukura added, “Despite the best efforts of Wabash employees, the mine faced economic and market challenges that ultimately proved too difficult to overcome.”

Foundation Coal Holdings, Inc., through its affiliates is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,150 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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